UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2021

WAITR HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37788	26-3828008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

214 Jefferson Street, Suite 200 Lafayette, Louisiana		70501
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (337) 534-6881

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	WTRH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On April 23, 2021, Mr. Jonathan Green was nominated to stand for re-election to the Board of Directors of Waitr Holdings Inc. (the “Company”) at the Company’s 2021 Annual Meeting of Shareholders scheduled for June 15, 2021 (the “Annual Meeting”).  With their agreement and due to their increased external business and personal commitments, Tilman J. Fertitta and Christopher Meaux, two of the Company’s existing Class III directors, were not nominated to stand for re-election at the Annual Meeting.  The decision to not nominate Messrs. Fertitta and Meaux was not as a result of any disagreements between either Mr. Fertitta or Mr. Meaux with respect to the Company’s operations, policies or practices, and both will continue to serve as directors through the date of the Annual Meeting.

Carl A. Grimstad

On April 23, 2021, the Company amended and restated the employment agreement, dated January 3, 2020, to which it and its Chief Executive Officer, Carl A. Grimstad are parties, as described herein (the “Amended Grimstad Employment Agreement”).  The term of the Amended Grimstad Employment Agreement, previously expiring on January 3, 2022, now expires on January 3, 2025 (the “Term”), unless earlier terminated by either party.

The Amended Grimstad Employment Agreement provides for an award of 3,500,000 RSUs (the “Grimstad 2021 RSUs”), issued under the Company’s Amended and Restated 2018 Omnibus Incentive Plan (the “Incentive Plan”), pursuant to a restricted stock unit award agreement between the Company and Mr. Grimstad dated April 23, 2021. Upon vesting, Mr. Grimstad will be issued a share of Common Stock for each RSU. The Grimstad 2021 RSUs will vest in three equal installments on the first, second and third anniversaries of January 3, 2022, subject to Mr. Grimstad’s continued employment through the applicable vesting date, and shall fully vest upon the consummation of a change of control, subject to Mr. Grimstad’s continued employment through the closing of such change of control, or upon the termination of the Amended Grimstad Employment Agreement by Mr. Grimstad for good reason or by the Company for other than misconduct (referred to below as a “qualifying termination”).

The Amended Grimstad Employment Agreement also provides that, upon the closing of a change of control or a qualifying termination, Mr. Grimstad will be entitled to payment of his base salary through the balance of the Term (and removes the 18 month maximum that was included in the prior employment agreement), as well as any unpaid bonuses and accelerated vesting of any unvested equity compensation.

The Amended Grimstad Agreement also amends the performance bonus agreement dated as of April 23, 2020 (“Performance Bonus Agreement”), previously entered into by the parties, which (among other conditions) provides for Mr. Grimstad to be paid a $5 million bonus in the event that Mr. Grimstad is employed at the time of a change of control, in which holders of Company common stock receive per share consideration that is equal to or greater than $2.00.  Under the Performance Bonus Agreement prior to its amendment, Mr. Grimstad would also be entitled to this bonus if his employment terminated in a qualifying termination prior to a change of control, as long as the change of control occurred by January 3, 2022.  Under the amended Performance Bonus Agreement (as set forth in the Amended Grimstad Employment Agreement), Mr. Grimstad would be entitled to this bonus if the change of control occurs following a qualifying termination and prior to the expiration of the Term.

The foregoing description of the terms of the Amended Grimstad Employment Agreement is qualified in its entirety by reference to the full text of the Amended Grimstad Employment Agreement, which is attached hereto as Exhibit 10.1.

Also on April 23, 2021, the Board authorized the payment of a $1.0 million discretionary cash bonus to Mr. Grimstad.

Leo Bogdanov

On April 23, 2021, the Company entered into an employment agreement with Leo Bogdanov (the “Bogdanov Employment Agreement”), pursuant to which Mr. Bogdanov will continue to serve as the Chief Financial Officer and Chief Accounting Officer of the Company. The Bogdanov Employment Agreement provides for an increase in Mr. Bogdanov’s annual base salary to $220,000. Additionally, the Bogdanov Employment Agreement provides for an award under the Incentive Plan of 85,000 RSUs (the “Bogdanov 2021 Award”).  The Bogdanov 2021 Award will vest in three equal installments on the first, second and third anniversaries of the grant date, subject to Mr. Bogdanov’s continued employment through the applicable vesting date, and will vest in full upon a change of control, subject to Mr. Bogdanov’s continued employment through the closing of such change of control.

The foregoing description of the terms of the Bogdanov Employment Agreement is qualified in its entirety by reference to the full text of the Bogdanov Employment Agreement, which is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated April 23, 2021, by and between Waitr Holdings Inc. and Carl A. Grimstad
10.2	Executive Employment Agreement, dated April 23, 2021, by and between Waitr Holdings Inc. and Leo Bogdanov
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WAITR HOLDINGS INC.

Date: April 29, 2021	By:	/s/ Thomas C. Pritchard
Name: Thomas C. Pritchard
Title: General Counsel

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